Exhibit 99.1

Tesoro Corporation Sells Los Angeles Storage and Pipeline Assets to Tesoro Logistics

SAN ANTONIO - November 12, 2015 - Tesoro Corporation (NYSE:TSO, Tesoro) and Tesoro Logistics LP (NYSE:TLLP) today announced that subsidiaries of Tesoro have closed the sale of crude oil and refined product storage and pipeline assets in Los Angeles, California (the “Los Angeles Refinery Storage and Handling Assets”) to TLLP for a total consideration of $500 million. TLLP acquired 97 crude oil, feedstock and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% interest a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles Refinery to the Los Angeles International Airport.

The acquisition price of $500 million included cash of approximately $250 million and the issuance of common and general partner units to Tesoro, valued at approximately $250 million. The cash consideration was borrowed under a new term loan agreement. The equity consideration was based on the average daily closing price of TLLP's common units for the 10 trading days prior to closing, or $55.158 per unit, with 4,263,367 units in the form of common units and 269,067 units in the form of general partner units.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes an interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline(TM) and Tesoro® brands.

Contact:
Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702